                                                                   EXHIBIT 10.19


                             PARTICIPATION AGREEMENT
                         Terry Field Extension Prospect


         THIS AGREEMENT, made and entered into this 5th day of September, 2000, by and between Oceanic Exploration Company, whose address is 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 (hereinafter referred to as "Oceanic"), and Mariah Energy, L.L.C., whose address is 1776 Lincoln Street, Suite 1314, Denver, Colorado 80203 (hereinafter referred to as "Mariah"), and Daniel R. Sommer, whose address is 1776 Lincoln Street, Suite 1314, Denver, CO 80203 (hereinafter referred to as "Sommer"). Oceanic, Mariah and Sommer may sometimes be collectively referred to as the "Parties".

         WITNESSETH:

         WHEREAS, Mariah and Sommer represent that they have entered into a certain Farmout Contract dated March 14, 2000, as amended, with Presco Western, L.L.C. (hereinafter referred to as "Presco") covering Presco's rights in the following lands in Finney County, Kansas (hereinafter the "Farmout Contract"):

                  Township 23 South, Range 34 West
                  --------------------------------
                  Section 3:   S/2
                  Section 4:   Lots 1, 2, 3, 4, S/2N/2, S/2 (All)
                  Section 10:  N/2

A copy of the Farmout Contract and all amendments thereto is attached hereto and made a part hereof as Exhibit "A"; and

         WHEREAS, Oceanic desires to acquire an interest in the Farmout Contract, and the lands covered thereby, and participate in the drilling of an exploration test well; and Mariah desires to sell Oceanic an interest in the Farmout Contract, and allow Oceanic to participate in the drilling of the exploration test well, all subject to the terms of this agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the Parties agree as follows:

1 Oceanic agrees to purchase a 75% interest in the Farmout Contract for a consideration payable to Mariah Energy, L.L.C. in the amount of $35.00 per net acre covered by the Farmout Contract, or an amount of $33,600.00 (1,280.00 net acres X $35.00 per acre X 75%). The above consideration shall be paid to Mariah within five days after execution of this agreement.

2        Obligation Test Well.

         a) As a further consideration of this Participation Agreement, Oceanic hereby agrees to participate in the drilling and testing of an exploration test well to be drilled at a legal location in the SE/4SE/4 Section 4, Township 23 South, Range 34 West, Finney County, Kansas (hereinafter the "Obligation Test Well") to the full extent of Oceanic's working interest in the Farmout Contract. Such Obligation Test Well shall be commenced on or before December 15, 2000, and thereafter drilled to a depth of 4,900 feet, or to a depth sufficient to adequately test (in Presco's opinion), the St. Louis formation, whichever is the lesser depth (hereinafter "Contract Depth"). Oceanic agrees and covenants to pay and discharge 75% share of the costs incurred in the Obligation Test Well. The Parties hereby agree that all operations conducted in the drilling of the Obligation Test Well, will be conducted pursuant to the terms of the Operating Agreement attached as Exhibit "D" to the Farmout Contract, including each Parties right to make a casing point election.

         b) In the event the Operator is unable to drill the Obligation Test Well to the Contract Depth, due to mechanical or other difficulties beyond the reasonable control of Operator, then Operator shall plug and abandon such well in accordance with all applicable State regulations and shall, within fifteen
                  (15) days thereafter commence a substitute test well within the same governmental quarter-quarter section or at such other location mutually acceptable to all Parties (hereinafter "Substitute Test Well") and thereafter drill such Substitute Test Well to the Contract Depth pursuant to the Farmout Contract such that the Substitute Test Well is deemed to be the Obligation Test Well.

3        Optional Test Wells.

         a) Following the drilling of the Obligation Test Well, any Party hereto may propose the drilling of an additional test well or wells on the lands covered by the Farmout Contract (hereinafter an "Optional Test Well"). Any Party proposing to drill an Optional Test Well shall (i) make such proposal subject to the terms of the Farmout Contract, and (ii) shall submit a written proposal to the all other Parties, specifying the work to be performed, the location of the proposed well, the proposed depth, objective zone, and the estimated cost of the operation. A proposal to drill an Optional Test Well shall be made, and elections by the Parties governed, pursuant to Article VI of the applicable Operating Agreement. Notwithstanding anything contained to the contrary in the applicable Operating Agreement, in the event Oceanic elects not to participate in any such proposal it shall be deemed to have relinquished to the participating Party(ies), upon commencement of the Optional Test Well:

                  (i) in the event such Test Well is completed as a well capable of producing oil and casinghead gas and has a gas-oil ratio of less than 15,000 to 1, all of such non-participating Party's right, title and interest in and to a stand up or lay down contiguous eighty
                           (80) acre tract of land, as designated by the participating Party(ies), situated in the governmental section upon which the Test Well is drilled under the Farmout Contract, plus one additional contiguous eighty (80) acre tract of land as designated by the participating Party(ies); or

                  (ii) in the event such Test Well is completed as a well capable of producing gas and associated liquid hydrocarbons and has a gas-oil ratio equal to or greater than 15,000 to 1, all of such non-participating Party's right, title and interest in and to a stand up or lay down contiguous three hundred and twenty (320) acre tract of land, as designated by the participating Party(ies), situated in the governmental section upon which the Test Well is drilled under the Farmout Contract.

                  (iii) in the event such Test Well is plugged and abandoned as a dry hole there shall be no acreage relinquishment by the non participating Party.

         b) Without the written consent of all Parties hereto, no Party may propose the drilling of a Optional Test Well if another proposal to drill a well has been made by a Party covering lands covered by the Farmout Contract, or if another well is currently drilling or completing on lands covered by the Farmout Contract.

4        Operating Agreement.

         a) The Operating Agreement attached as Exhibit "D" to the Farmout Contract (hereinafter referred to as the "Presco Operating Agreement") shall govern joint operations as all lands subject to the Farmout Contract. Upon the Parties execution of this Participation Agreement such Presco Operating Agreement shall become effective as between the Parties hereto and shall apply to the lands described above on a Spacing Unit, as hereinafter defined, by Spacing Unit basis. A separate Operating Agreement will not be executed for each individual Spacing Unit unless one of the Parties hereto so requests, however, prior to commencement of each well drilled hereunder the Operator will provide each Party with an Exhibit "A" to the Operating Agreement for the Spacing Unit on which the well is situated. A Spacing Unit shall mean the area of land earned by completion of a producing Test Well under the Farmout Contract. Mariah, or its designee, shall be designed as Operator under the Presco Operating Agreement, and in such capacity shall operate the drilling of all Test Wells on lands subject thereto.

         b) In the event there is a conflict between the terms of this Participation Agreement and the terms of the Operating Agreement, Parties acknowledge and agree that the terms of this Participation Agreement shall control and prevail.

5 An Area of Mutual Interest (hereinafter referred to as "AMI") is hereby established by the Parties which shall consist of the following lands:

                  Township 23 South, Range 34 West, Finney County, Kansas
                  -------------------------------------------------------
                  Section  3: S/2
                  Section  4: Lots 1, 2, 3, 4, S/2N/2, S/2
                  Section 10: N/2

                  The term of this AMI shall commence as of the date first written above and extend for a period ending December 31, 2001, unless earlier terminated in writing by the Parties hereto.

                  In the event a Party to this Participation Agreement (the "Acquiring Party") acquires an oil and/or gas interest within this area, including, but not limited to, lease purchases, royalty or mineral interests, farmouts, farmins, options to farmout or farmin, acreage contributions, bottom hole purchase agreements, or any other type of acreage acquisition or support of any kind, the other Party(s) hereto ("Offeree") shall be entitled to acquire an interest in such acquisition in the same proportion as his or its ownership set forth below, upon payment of its proportionate part of the actual costs of acquiring same. The Acquiring Party shall notify Offeree of the acquisition, and send all copies of pertinent information, setting forth the bonus costs of such acquisition and other significant costs and terms thereof. The Offeree shall have a period of thirty (30) days after receipt of notice within which to elect to participate in the acquisition. If, however, a well is then being drilled on lands subject to this Agreement, the Acquiring Party shall so advise the Offeree and the election must be made within forty-eight (48) hours of receipt of notice, inclusive of Saturdays, Sundays, and holidays.

                  A Party electing to acquire its share of the acquisition shall also bear the direct actual associated costs of acquiring the interest in the proportion that the interest it acquires bears to the whole acquisition.

                  If the Acquiring Party has not received an Offeree's election within the period provided for above, said Offeree shall be deemed to have elected not to participate in the acquisition. Each Offeree accepting the offer shall be entitled, but not obligated, to participate in a non-participating Offeree's interest in the proportion that each participating Offeree's interest bears to the total interest of all participating Parties, including the Acquiring Party. An Offeree who elects not to participate, or is deemed to have elected same, shall have no further rights to such acquired interest. The acquired interest shall be subject to the terms of the Participation Agreement and the Operating Agreement (with appropriate interest adjustments in the event less than all parties elected to participate). In the event an interest acquired hereunder is subject to the terms of a separate operating agreement, such interest shall not be subject to the terms of the Operating Agreement.

                  Notwithstanding anything to the contrary herein contained, when any acreage contribution, as set forth under Article VIII.C. of the Operating Agreement, is contingent upon the completion of any one or more operations in which all of the Parties hereto do not participate through the earning of such contribution, the contribution shall belong solely to the Party or Parties who participated in all steps of the operation containing such condition precedent and any Party not participating in all steps of such condition precedent shall not receive any part of such contribution.

                  In the event there is a conflict between the ownership percentages shown in the County records as to any Party's interest in any leases within the AMI set forth above and the interest set forth in this Participation Agreement and/or the applicable Operating Agreement, then all Parties involved will execute such assignments, other instruments, or further assurances as are necessary to establish the ownership in the leases as set forth in this Agreement. The interest of the Parties to this Agreement are as follows:

                           Mariah                           12.50%
                           Daniel R. Sommer                  6.25%
                           Oceanic                          75.00%
                           Other parties                     6.25%
                                                          -------
                                    Total                  100.00%

6 The liabilities of the Parties hereunder shall be several, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed as creating, a mining, tax or other partnership or association or to render the Parties liable as partners. Each Party shall be responsible only for its obligations hereunder and nothing contained in this Participation Agreement shall be deemed to create a partnership or agency relationship between the Parties. No Party hereto shall represent to third Parties or lead third parties to believe that such Party is the agent of any other Party hereto.

7        Gas Marketing.

         a) In the event that pursuant to the Presco or Amoco Operating Agreements any Party markets any other Party's share of production from any well subject to this Agreement, the Party marketing such production, and subject to the marketing Party's receipt of an executed indemnifying Division Order, shall (i) prior to its receipt of a Division Order Title Opinion, remit the estimated net revenue share to any Parties for whom it is marketing production on the basis of an estimated division order deck within thirty (30) days of its receipt of proceeds; and (ii) following its receipt of a Division Order Title Opinion, make distribution of the working interest net revenue share, and the royalty, and overriding royalty interest burdening such Party within thirty (30) days of the marketing Party's receipt.

         b) In the event that pursuant to the Operating Agreement any Party hereto markets any other Party's share of production from any test well drilled on lands subject to this Participation Agreement to its ultimate parent company ("Parent") or an affiliate (An "affiliate" shall mean any corporation, company or other entity in which a Party or its Parent owns directly at least 50% of the issued shares entitled to vote at a general meeting of shareholders), the price received for such production shall not be less than the prevailing price paid in the area for similar production by third party purchasers, and fuel charges, compression, transportation and gathering charges, if any apply, shall not exceed the prevailing charges for such services in the area offered by third party purchasers.

10       MISCELLANEOUS

         a) Notices. All notices and other communications required or permitted hereunder shall be deemed to have been properly delivered if personally handed to an authorized representative of the Party for whom intended, or sent by registered air mail, or by Federal Express or DHL courier service, or by facsimile to such Party at its address listed below. Notices will be effective only upon receipt.

                 Mariah Energy, L.L.C.              Oceanic Exploration Company
                 1776 Lincoln Street, Suite 1314    7800 East Dorado Place
                 Denver, Colorado 80203             Denver, Colorado 80111
                 Phone: (303) 866-0722              Phone: (303) 220-8330
                 Fax:   (303) 866-0715              Fax:   (303) 779-8644

                 Daniel R. Sommer
                 1776 Lincoln Street, Suite 1314
                 Denver, Colorado 80203
                 Phone: (303) 866-0722
                 Fax:   (303) 866-0715

         b) Oceanic represents and warrants that (i) Oceanic is an experienced and knowledgeable investor in the oil and gas industry, (ii) Oceanic has made such investigation of the interest being offered and to be assigned and has been furnished with such information in connection therewith as Oceanic deems appropriate under the circumstances, and (iii) the interest being offered to and to be assigned to Oceanic is being acquired by Oceanic for Oceanic's own account for investment purposes only and not with a view toward the redistribution thereof. It is reliance upon such representations and warranties that the interest is being offered hereunder and that the interest purchased herein will be made by Mariah to Oceanic without registration pursuant to the Federal Securities Act of 1933, as amended.

         c) Further Assurances. Following the execution of this Participation Agreement the Parties agree to execute, acknowledge and deliver any such further instruments, and shall take such other action as may be necessary to carry out the intent of the Parties under this Participation Agreement.

         c. Amendments. The Participation Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing, executed by the Party charged with such amendment or waiver.

         d. Binding Effect. This Participation Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

         e. Governing Law and Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado.


EXECUTED to be effective for all purposes as of the date first written above.

MARIAH ENERGY, L.L.C.



By: /s/ J. Andrew Dunn
    ---------------------------------
         J. Andrew Dunn, Manager


    /s/ Daniel R. Sommer
-------------------------------------
         Daniel R. Sommer


OCEANIC EXPLORATION COMPANY



By: /s/ Charles N. Haas
    ---------------------------------




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